Exhibit 5.1

July 21, 2021	Michele D. Vaillancourt Direct Dial: (612) 604-6681 Direct Fax: (612) 604-6881 mvaillancourt@winthrop.com

Autoscope Technologies Corporation

400 Spruce Tree Centre

1600 University Avenue West

St. Paul, Minnesota 55104

Re:          Post-Effective Amendments to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Autoscope Technologies Corporation, a Minnesota corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment No. 1 (the “Amendments”) to each of the Registration Statements on Form S-8 filed by Image Sensing Systems, Inc., a Minnesota corporation (the “Predecessor Issuer”), File Nos. 333-142449, 333-152117, and 333-167496 (collectively, the “Registration Statements”), to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”).

In connection with a holding company reorganization, the Company has become the successor issuer to the Predecessor Issuer, has expressly assumed the Image Sensing Systems, Inc. 2005 Stock Incentive Plan to which the Registration Statements relate (the “Plan”), and is filing the Amendments pursuant to Rule 414 under the Securities Act of 1993, as amended (the “Securities Act”), to expressly adopt the Registration Statements.

The Registration Statements, as amended by the Amendments, relate to the registration of a total of 555,000 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”). Furthermore, attached to each Share that becomes outstanding is one right to purchase a fraction of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights”). The Rights were established pursuant to the Amended and Restated Rights Agreement dated as of July 21, 2021 among the Company, Continental Stock Transfer & Trust Company, as rights agent (“Rights Agent”), and, solely with respect to Section 37 thereof, the Predecessor Issuer (the “Rights Agreement”), and the Certificate of Designation of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Certificate of Designation”).

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. The documents examined include, without limitation: (i) the Registration Statements and the Amendments; (ii) the Company’s Articles of Incorporation (the “Articles of Incorporation”) as certified as of July 20, 2021 by the Secretary of State of the State of Minnesota; (iii) the Company’s Bylaws (the “Bylaws,” and together with the Articles of Incorporation, the “Organizational Documents”); (iv) the Officer’s Reliance Certificate dated July 21, 2021, including all exhibits thereto; (v) a Certificate of Good Standing dated as of July 20, 2021 issued by the Secretary of State of the State of Minnesota.  In addition, we have made such legal and (except as limited below) such factual examinations and inquiries as deemed necessary or appropriate for the purpose of this opinion.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

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For purposes of this opinion letter, we have also assumed that:

a)

the Registration Statements, the Amendments, and any subsequent amendments thereto (including any post-effective amendments) share have become and remain effective under the Securities Act, and no stop order with respect thereto shall have been issued;

b)

at the time of the offer and sale of the Shares, as described in the Registration Statements, there shall be a sufficient number of shares of common stock of the Company authorized and unissued under the Articles of Incorporation, as amended and then in effect, and not otherwise reserved for issuance;

c)

at the time of the offer and sale of the Shares, the Company shall validly exist and shall be in good standing under the laws of the State of Minnesota and shall have the necessary corporate power for making the offer and sale;

d)

certificates representing the Shares shall have been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations shall have been made in the share or other register of the Company, in each case in accordance with the Organizational Documents and the Plan, against payment therefor in an amount of the consideration determined in accordance with the Plan and as permitted or required under the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes (the “MBCA”), in accordance with the provisions of the Plan and any applicable definitive purchase agreement, sales agreement, subscription agreement, underwriting agreement, or similar agreement, or any applicable option, warrant or other rights to purchase shares of the Company’s common stock currently outstanding, all as approved by the Company, the Company’s Board of Directors, or, if required, the Company’s shareholders, and that the Company’s Board of Directors or the Company’s shareholders, as applicable, determined that such consideration was adequate; and

e)

the Organizational Documents shall be in full force and effect and shall not have been amended, restated, supplemented or otherwise altered, and there shall be no authorization of any such amendment, restatement, supplement or alteration, in each case since the date hereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that:

(1) The Shares issuable under the Plan are duly authorized and, when issued by the Company and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable; and

(2) When issued in accordance with the Rights Agreement and the Certificate of Designation, the Rights will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinions set forth above is subject to the following exceptions, limitations and qualifications:

We express no opinion as to (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law; or (e) the validity or enforceability of any choice of law provision. Moreover, in rendering our opinion no. 2 above, we have assumed that the Board of Directors of the Company acted in a manner consistent with its fiduciary duties in adopting the Rights Agreement, and that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes a valid and binding obligation of the Rights Agent. Furthermore, our opinion no. 2 does not address whether a court might hold that the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. In addition, our opinion no. 2 addresses the Rights, the Rights Agreement and the Certificate of Designation in their entirety, and it is subject to the qualification that certain provisions of the Rights and Rights Agreement may be unenforceable. Our opinion no. 2 does not address whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

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This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act in connection with the Registration Statements and the Amendments and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion does not constitute such prior written consent.

We are members of the Bar of the State of Minnesota. We express no opinion as to the effect of any laws other than the laws of the State of Minnesota, the MBCA and the federal laws of the United States of America, each as in effect on the date hereof.

This opinion speaks only at and as of its date, it is based solely on the facts and circumstances known to us at and as of such date, and it is limited to the matters expressly set forth herein.  No opinion is to be implied or may be inferred beyond the matters expressly stated. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendments. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Winthrop & Weinstine, P.A.
WINTHROP & WEINSTINE, P.A.

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